EXHIBIT 23.1

			CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 28, 2000 relating to the consolidated financial statements and financial statement schedule of Supertex, Inc., which appears Supertex, Inc.'s Annual Report on Form 10-K for the year ended March 31, 2000.

/s/ PricewaterhouseCoopers LLP

San Jose, California
October 5, 2000